EXHIBIT 99.1

                                     [logo]

FOR IMMEDIATE RELEASE                 Contact: Paul M. Feeney
                                               Executive Vice President, Finance
                                               and Chief Financial Officer
                                               AEP Industries Inc.
                                               (201) 807-2330
                                               feeneyp@aepinc.com

           AEP INDUSTRIES INC. REPORTS FISCAL 2009 SECOND QUARTER AND
                              YEAR-TO-DATE RESULTS

South Hackensack, NJ, June 9, 2009 - AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its second quarter ended April 30, 2009.

On October 30, 2008, the Company completed the acquisition of substantially all of the assets of the Plastic Films division of Atlantis Plastics, Inc. ("Atlantis"). AEP and Atlantis were significant competitors in the plastic films industry for many years, competing to sell similar products to a similar customer base. One of the primary factors in AEP's determination to pursue and consummate the Atlantis acquisition was the potential realization of synergistic benefits derived from SKU consolidation, logistical savings, resin cost savings and product cost efficiencies. Immediately upon the completion of the acquisition, AEP began the process of reducing and combining SKU's, reformulating common products to their most effective common denominator and changing the manufacturing location of certain products to maximize operating and logistical efficiencies. The Company expects to devote significant time and effort throughout fiscal 2009 to achieve these synergistic benefits. However, as a result of the foregoing, no meaningful operational or financial information exists subsequent to the acquisition that segregates the impact of Atlantis from AEP as a whole. Therefore, although the Atlantis acquisition materially impacted AEP's net sales and results of operations for the three and six months ended April 30, 2009, the following discussion does not include any separate information regarding Atlantis.

Net sales for the second quarter of fiscal 2009 increased $1.4 million, or 0.8%, to $182.6 million from $181.2 million for the second quarter of fiscal 2008. Net sales for the six months ended April 30, 2009 increased $7.9 million, or 2.2%, to $362.8 million from $354.9 million in the same period of the prior fiscal year. This is the result of an increase in sales volume, driven by the Atlantis acquisition, partially offset by decreases in average selling prices resulting from a decrease in resin costs from the prior year periods. The Company noted that sales volume recovered in the second quarter of fiscal 2009 as customers began to restock following the first quarter of customers' normal destocking activities, but the Company continued to experience the adverse effects of the economic recession, causing total volume to be below management's expectations. The effect of foreign exchange on net sales during the three and six months ended April 30, 2009 was a negative impact of $3.1 million and $5.7 million, respectively, relating to the Company's Canadian operations.

Gross profit for the second quarter of fiscal 2009 increased $19.3 million to $41.7 million from $22.4 million in the same quarter of the prior fiscal year. The improvement in gross profit is primarily due to increased volume combined with cost saving programs including the shut down of the Fontana, California plant, and internal initiatives designed to align production with demand at the Company's manufacturing facilities. There was also an improvement in material margin resulting from the pre-buying of inventory before the January resin cost increase and negotiated settlements with suppliers of prior period pricing differences. The second quarter of fiscal 2009 also included $0.5 million of negative impact of foreign exchange relating to the Company's Canadian operations.

Gross profit for the first six months of fiscal 2009 increased $39.6 million to $89.8 million from $50.2 million in the same period in the prior fiscal year. The increase in gross profit was primarily due to higher sales volume, combined with a $26.4 million decrease in the LIFO reserve during the current period resulting from a decrease in resin prices during the first six months of fiscal 2009. The first six months of fiscal 2009 also included $0.9 million of negative impact of foreign exchange relating to the Company's Canadian operations.

Operating expenses for the second quarter of fiscal 2009 increased $1.0 million, or 4.2%, to $24.1 million, and for the six months ended April 30, 2009 increased $3.1 million, or 6.9%, to $47.6 million, as compared to the same periods of the prior fiscal year. The increase is primarily due to higher delivery and selling expenses resulting from greater volumes sold in the respective periods and an increase in compensation costs recorded in accordance with SFAS 123R for the Company's stock options and performance units. Adjusting for a payment during the three and six months ended April 30, 2008 of approximately $1.6 million, excluding professional fees, related to a commercial dispute, general and administrative expenses increased from the respective comparable periods in the prior year primarily from transitional services associated with Atlantis, partially offset by a decrease in bad debt expense. Operating expenses for the three and six months ended April 30, 2009 includes a $0.4 million and $0.8 million favorable effect of foreign exchange, respectively, decreasing total operating expenses.

"Our previously announced efforts to maximize synergies of our 2008 acquisition of Atlantis Plastics, right-size our operations to mitigate effects of the economic recession and pay down debt have resulted in first and second quarter earnings surpassing management expectations." said Brendan Barba, Chairman and Chief Executive Officer of the Company. "Though we continue to experience adverse effects of the economy, we are actively and successfully implementing our plan, which includes a combination of additional cost-reduction efforts and debt repayment to navigate these challenging times. To date we have shut down our plant in Fontana, California, notified employees of a shut down of our plant in Cartersville, Georgia, and reduced headcount. Further, we have reduced debt from approximately $250 million to approximately $190 million."

Mr. Barba continued, "While we expect the remainder of 2009 to continue to be challenging, we expect volumes to modestly increase from existing levels, to realize additional synergies from the Atlantis acquisition, and to further reduce debt levels. We do not expect further plant closings."

On April 1, 2009, AEP repurchased and retired $14.8 million (principal amount) of the Company's Senior Notes due March 2013 ("2013 Notes") at a price of 62.8% of par ("2013 Notes partial extinguishment"). The cash paid was $9.4 million, which included $0.1 million of accrued interest. In connection with the 2013 Notes partial extinguishment, the Company recognized a $5.3 million gain on extinguishment of debt, net of the write-off of deferred debt issuance costs. For tax purposes, the gain will be recognized as taxable income in the Company's Federal tax return ratably over the fiscal years beginning October 31, 2014 through October 31, 2018.

Interest expense for the three months ended April 30, 2009 decreased $0.2 million to $3.9 million from $4.1 million in the prior year period, resulting primarily from lower interest rates on Credit Facility borrowings and lower interest expense on AEP's 2013 Notes as a result of the 2013 Notes partial extinguishment, partially offset by higher average borrowings on the Company's Credit Facility during the three months ended April 30, 2009 as compared to the same period in the prior fiscal year. Interest expense for the six months ended April 30, 2009 increased $0.2 million to $8.3 million from $8.1 million in the prior period, resulting primarily from higher average borrowings on the Company's Credit Facility during the six months ended April 30, 2009 as compared to the same period in the prior fiscal year, partially offset by lower interest rates on Credit Facility borrowings and lower interest expense on the Company's 2013 Notes as a result of the 2013 Notes partial extinguishment.

Net income for the three and six months ended April 30, 2009 was $11.6 million or $1.71 per diluted share and $23.7 million or $3.49 per diluted share, respectively. Net income for the three and six months ended April 30, 2008 was $5.5 million or $0.81 per diluted share and $7.5 million or $1.10 per diluted share, respectively. Included in the net income of the prior year periods is an after-tax gain of $7.9 million related to the sale of the Company's Netherlands operation.

Adjusted EBITDA was $26.9 million in the current quarter as compared to $2.9 million for the three months ended April 30, 2008. Adjusted EBITDA for the six months ended April 30, 2009 was $26.3 million, as compared to $20.4 million for the six months ended April 30, 2008.

Reconciliation of Non-GAAP Measures to GAAP
-------------------------------------------

The Company defines Adjusted EBITDA as income before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense) and share-based compensation expense
(income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

                                             Second Qtr.        April YTD        Second Qtr.        April YTD
                                             Fiscal 2009       Fiscal 2009       Fiscal 2008       Fiscal 2008
                                            --------------    --------------    --------------    --------------
                                            (in thousands)    (in thousands)    (in thousands)    (in thousands)

Net income                                  $       11,570    $       23,695    $        5,523    $        7,503
Income from discontinued operations                      -                 -             8,810             9,169
                                            --------------    --------------    --------------    --------------
Income (loss) from continuing operations            11,570            23,695            (3,287)           (1,666)
    Provision (benefit) for taxes                    7,192            15,084            (1,905)             (804)
    Interest expense                                 3,945             8,293             4,093             8,139
    Depreciation and amortization expense            4,740             9,364             3,448             6,816
    Increase (decrease) in LIFO reserve              3,387           (26,361)              112             7,906
    Other non-operating income                      (5,137)           (4,933)             (129)             (495)
    Share-based compensation                         1,173             1,147               586               544

                                            --------------    --------------    --------------    --------------
                          Adjusted EBITDA   $       26,870    $       26,289    $        2,918    $       20,440
                                            ==============    ==============    ==============    ==============

The Company invites all interested parties to listen to its second quarter conference call live over the Internet at www.aepinc.com on June 10, 2009, at 10:00 a.m. EDT or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 12493336. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and market conditions, including the ongoing U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company' annual report on Form 10-K for the year ended October 31, 2008 and subsequent reports filed with or furnished to the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information become available in the future.

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands, except per share data)

                                                                          For the Three                  For the Six
                                                                          Months Ended                   Months Ended
                                                                            April 30,                      April 30,
                                                                  ----------------------------    ----------------------------
                                                                      2009            2008            2009            2008
                                                                  ------------    ------------    ------------    ------------
NET SALES                                                         $    182,567    $    181,203    $    362,779    $    354,901
COST OF SALES                                                          140,886         158,862         273,014         304,722
                                                                  ------------    ------------    ------------    ------------
   Gross profit                                                         41,681          22,341          89,765          50,179
OPERATING EXPENSES:
   Delivery                                                              9,357           8,695          18,465          17,225
   Selling                                                               9,549           8,092          18,583          16,074
   General and administrative                                            5,209           6,348          10,582          11,272
                                                                  ------------    ------------    ------------    ------------
     Total operating expenses                                           24,115          23,135          47,630          44,571
OTHER OPERATING INCOME (EXPENSE):
   Gain (loss) on sales of property,
     plant and equipment, net                                                4            (434)              4            (434)
                                                                  ------------    ------------    ------------    ------------
     Operating income (loss)                                            17,570          (1,228)         42,139           5,174
OTHER INCOME (EXPENSE):
   Interest expense                                                     (3,945)         (4,093)         (8,293)         (8,139)
   Gain on extinguishment of debt                                        5,285              --           5,285              --
   Other, net                                                             (148)            129            (352)            495
                                                                  ------------    ------------    ------------    ------------
Income (loss) from continuing operations before
   (provision) benefit for income taxes                                 18,762          (5,192)         38,779          (2,470)
(PROVISION) BENEFIT FOR INCOME TAXES                                    (7,192)          1,905         (15,084)            804
                                                                  ------------    ------------    ------------    ------------
   Income (loss) from continuing operations                             11,570          (3,287)         23,695          (1,666)
DISCONTINUED OPERATIONS:
   Income from discontinued operations                                      --             880              --           1,239
   Gain from disposition                                                    --          10,708              --          10,708
   Provision for income taxes                                               --          (2,778)             --          (2,778)
                                                                  ------------    ------------    ------------    ------------
     Income from discontinued operations                                    --           8,810              --           9,169
                                                                  ------------    ------------    ------------    ------------
Net income                                                        $     11,570    $      5,523    $     23,695    $      7,503
                                                                  ============    ============    ============    ============
BASIC EARNINGS (LOSS) PER COMMON SHARE:
     Income (loss) from continuing operations                     $       1.71    $      (0.48)   $       3.50    $      (0.24)
                                                                  ============    ============    ============    ============
     Income from discontinued operations                          $         --    $       1.29    $         --    $       1.34
                                                                  ============    ============    ============    ============
     Net income per common share                                  $       1.71    $       0.81    $       3.50    $       1.10
                                                                  ============    ============    ============    ============
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
     Income (loss) from continuing operations                     $       1.71    $      (0.48)   $       3.49    $      (0.24)
                                                                  ============    ============    ============    ============
     Income from discontinued operations                          $         --    $       1.29    $         --    $       1.34
                                                                  ============    ============    ============    ============
     Net income per common share                                  $       1.71    $       0.81    $       3.49    $       1.10
                                                                  ============    ============    ============    ============